UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 28, 2025

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.125 per share	TER	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2025, Teradyne, Inc. (the “Company” or “Teradyne”) announced that Michelle Turner will succeed Sanjay Mehta as its Vice President, Chief Financial Officer, and Treasurer, effective November 3, 2025 (the “Effective Date”). Ms. Turner will also serve as principal financial officer and principal accounting officer of Teradyne upon the Effective Date. Mr. Mehta will remain with the Company as an executive advisor and his compensation will remain unchanged.

In connection with her hiring, the Company and Ms. Turner entered into an offer letter and the Company’s standard Employment Agreement. Ms. Turner’s offer letter provides for an initial base salary of $640,000 per year and eligibility to receive an annual cash incentive bonus with a target payout of 100% of her base salary, consistent with the variable compensation program for Teradyne executive officers and subject to the terms and conditions of the Company’s Equity and Cash Compensation Incentive Plan (base salary and target annual cash incentive bonus, collectively, “Model Compensation”). On November 3, 2025, the Company will grant Ms. Turner an equity award with a total value of $6,800,000 at target consisting of time-based restricted stock units, performance-based restricted stock units and non-qualified stock options consistent with the equity grants to Teradyne executive officers in January 2025. The equity awards will be subject to the terms and conditions of the Company’s equity agreements and its Equity and Cash Compensation Incentive Plan.

Ms. Turner will also receive one-time sign-on compensation comprised of (i) a cash bonus of $200,000 and (ii) a one-time lump sum cash payment of $150,000 to assist with expenses incurred in relocating to the Boston, Massachusetts area.

Ms. Turner will enter into an Executive Officer Change of Control Agreement in the form entered into with the Company’s other executive officers, which provides for two years of severance payments at the annual Model Compensation rate, a prorated target cash incentive bonus for the year of termination, full accelerated vesting of equity awards (with performance-based awards vesting at target), and two years of continued health, dental and vision insurance coverage in the event she is terminated without cause or resigns for good reason during the period commencing three months prior to, and ending 24 months following, a change in control. Such benefits are subject to Ms. Turner’s execution and non-revocation of a general release in favor of the Company and her continued compliance with certain post-employment restrictive covenants. The Executive Officer Change of Control Agreement will not include a provision for a tax gross-up payment.

The foregoing descriptions of the terms and conditions of the offer letter and the Executive Officer Change of Control Agreement (together, the “Executive Agreements”) do not purport to be complete and are qualified in their entirety by reference to the full text of each of the Executive Agreements, each of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending December 31, 2025.

Ms. Turner, age 52, served as Senior Vice President and Chief Financial Officer of L3Harris Technologies, Inc. from January 2022 to December 2023. Ms. Turner previously served as Chief Financial Officer and Vice President, Enterprise Supply Chain at Johnson & Johnson, from 2017 to 2022, Vice President, Petroleum for BHP Billiton from 2016 to 2017, and in roles of increasing responsibility, including as Vice President, Chief Financial Officer, Space and Airborne Systems at Raytheon Company from 2007 to 2017. Additional experience includes finance leadership roles with Honeywell International. Ms. Turner received her B.S. in accounting from the University of South Florida and her M.B.A. from Arizona State University.

There are no arrangements or understandings between Ms. Turner and any other persons pursuant to which Ms. Turner was appointed Vice President, Chief Financial Officer, and Treasurer and principal financial officer and principal accounting officer. Ms. Turner does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Turner has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On October 28, 2025, the Company issued a press release announcing the appointment of Ms. Turner as its Vice President and Chief Financial Officer effective November 3, 2025. A copy of the press release is attached hereto as Exhibit 99.1. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release dated October 28, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: October 28, 2025	By:	/s/ Sanjay Mehta
	Name:	Sanjay Mehta
	Title:	V.P., Chief Financial Officer and Treasurer